EXHIBIT 5.1

November 15, 2011

The Singing Machine Company, Inc.
6301 NW 5th Way, Suite 2900
Fort Lauderdale, FL 33309

     Re:          Post-Effective Amendment No. 8 to Registration Statement on Form S-8

Ladies and Gentlemen:

     We refer to the Post-Effective Amendment to the Registration Statement (the “Registration Statement”) on Form S-8, filed today by The Singing Machine Company, Inc. (the “Company”) with the Securities and Exchange Commission, for the purpose of registering under the Securities Act of 1933 the resale of an aggregate of 125,001 shares (the “Shares”) of the authorized Common Stock, par value $.01 per share, of the Company being offered pursuant to the Company’s Year 2001 Stock Option Plan, as amended (the “Plan”). The issuance of the Shares under the Plan was approved by the Directors of the Company on October 25, 2011.

     In connection with the foregoing registration, we have acted as counsel for the Company and have examined originals, or copies certified to our satisfaction, of such corporate records of the Company, certificates of public officials, and representatives of the Company, and other documents as we deemed necessary to deliver the opinion expressed below.

     Based upon the foregoing, and having regard for legal considerations that we deem relevant, it is our opinion that the Shares will be, when and if issued in accordance with the Plan, duly authorized, validly issued, and fully paid and non-assessable.

     We express no opinion with respect to the applicability or effect of the laws of any jurisdiction other than the Delaware General Corporation Law as in effect on the date hereof.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Roeztel & Andress, P.A.